Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter Ended March 31, 2015 Financial Results; Declares Monthly Distribution of $0.1175 per Share for May 2015

NEW YORK—(BUSINESS WIRE)—May 5, 2015— Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported net investment income of $3.9 million, or $0.34 per share, for the quarter ended March 31, 2015. Earnings were $4.1 million, or $0.35 per share, for the first fiscal quarter. Net asset value (NAV) per share was $17.65 at March 31, 2015, consistent with the value at December 31, 2014.

Solar Senior Capital Ltd. (the “Company”) also announced that its Board of Directors has declared a monthly distribution of $0.1175 per share for May 2015, which will be payable on June 2, 2015 to stockholders of record on May 21, 2015. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2015:

Investment portfolio fair value: $345.4 million

Number of portfolio companies: 46

Net assets: $203.5 million

Net asset value per share: $17.65

Operating Results for the Quarter Ended March 31, 2015

Net investment income: $3.9 million

Net realized and unrealized gain: $0.2 million

Net increase in net assets from operations: $4.1 million

Net investment income per share: $0.34

Portfolio Activity for the Quarter Ended March 31, 2015 (1)

Investments made during the quarter: $24.6 million

Investments prepaid or sold during the quarter: $20.2 million

(1)	Excludes the First Lien Loan Program LLC membership interests. As of March 31, 2015, the First Lien Loan Program LLC (“FLLP”) had an investment portfolio of first lien senior secured loans totaling $32.1 million, measured at fair value.

“During the quarter, we made significant progress on the build-out of the First Lien Loan Program, our joint venture with VOYA Investment Management. Through our contribution of existing senior secured loans in Q1, the JV now has the requisite equity to utilize its new $75 million credit facility and grow the portfolio. As we continue to originate first lien, floating rate, senior secured loans in the FLLP, we anticipate upsizing its credit facility to further increase our investment capacity, which should drive additional growth in net investment income,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “We were also pleased with Gemino Healthcare Finance, LLC’s five percent increase in its distribution over the prior quarter, and we believe there is potential for Gemino to further increase our net investment income.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, May 6, 2015. All interested parties may participate in the conference call by dialing (800) 706-7745 approximately 5-10 minutes prior to the call, international callers should dial (617) 614-3472. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 18838155 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Solar Senior Capital Ltd. website, www.solarseniorcap.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital Ltd. website. Additionally, a replay dial-in will be available until May 20, 2015 and can be accessed by dialing (888) 286-8010 and using the passcode 48795248. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended March 31, 2015, we invested approximately $24.6 million in senior secured loans across five portfolio companies and $29.6 million in FLLP membership interests. During that same period, senior secured loans repaid or sold totaled $20.2 million, and first lien senior secured loans transferred to the FLLP totaled $29.6 million.

During the quarter ended March 31, 2015, our portfolio company, Gemino Healthcare Finance, LLC (“Gemino”), invested approximately $5.0 million in new business originations and had approximately $11.6 million of repayments.

At March 31, 2015, measured at fair value and including the portion of first lien loans in the FLLP attributable to us, our portfolio consisted of 45 portfolio companies and was invested approximately 88.5% in senior secured loans, 10.2% in Gemino whose portfolio consists entirely of senior secured loans, 1.1% in unsecured loans, and 0.2% common equity.

At March 31, 2015, 100% of our investment portfolio, including the first lien senior secured loans within the FLLP, was performing. Measured at fair value, the weighted average yield on our portfolio of investments, including the FLLP membership interests, was 6.9%.

At March 31, 2015, 94.5% or $325.7 million of the income producing investment portfolio* was floating rate and 5.5% or $18.9 million was fixed rate, measured at fair value.

Since the initial public offering of Solar Senior Capital Ltd. on February 24, 2011 and through March 31, 2015, we have invested capital totaled approximately $851 million in 87 different portfolio companies and represented transactions completed with more than 55 different financial sponsors.

*	We have included Gemino and our FLLP membership interests as 100% floating rate.

Results of Operations for the Three Months Ended March 31, 2015 compared to the Three Months Ended March 31, 2014

Investment Income

For the fiscal quarters ended March 31, 2015 and March 31, 2014, gross investment income totaled $6.1 million and $5.7 million, respectively. The increase in gross investment income from fiscal quarter 2014 to fiscal quarter 2015 was primarily due to net growth of the income producing portfolio, including Gemino, which distributed a dividend of $862 thousand for the quarter, representing a 5.1% increase over the quarter ended March 31, 2014.

Expenses

Expenses totaled $2.3 million and $1.9 million, respectively, for the fiscal quarters ended March 31, 2015 and March 31, 2014. The increase in total expenses for the quarter ended March 31, 2015 compared to the year ago period was primarily due to increased interest expense on higher average borrowings and higher management fees on a comparatively larger portfolio.

Net Investment Income

The Company’s net investment income totaled $3.9 million or $0.34 per average share and $3.9 million or $0.33 per average share, for the fiscal quarters ended March 31, 2015 and March 31, 2014, respectively.

Net Realized and Unrealized Gains

Net realized and unrealized gains for the fiscal quarters ended March 31, 2015 and March 31, 2014 totaled approximately $0.2 million and $0.1 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal quarters ended March 31, 2015 and March 31, 2014, the Company had a net increase in net assets resulting from operations of $4.1 million and $4.0 million, respectively. For the same periods, earnings per average share were $0.35 and $0.35, respectively.

Liquidity and Capital Resources

At March 31, 2015, the Company had $140.9 million in borrowings outstanding on its $175 million Credit Facility and $34.1 million of unused capacity, subject to effective borrowing base limits.

On February 13, 2015, the FLLP established a $75 million credit facility, which is non-recourse to Solar Senior Capital Ltd. The credit facility has a stated final maturity of February 13, 2020 and bears interest at a rate of LIBOR plus a range of 2.25% to 2.50%.

Including the portion of the new FLLP credit facility attributable to the Company, the Company has approximately $99 million of total available capital, subject to borrowing base limits.

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investments at fair value:
Companies less than 5% owned (cost: $277,445 and $302,343, respectively)	$278,209	$302,422
Companies 5% to 25% owned (cost: $4,034 and $4,034, respectively)	3,487	3,623
Companies more than 25% owned (cost: $62,423 and $32,839, respectively)	63,657	34,421

Total investments (cost: $343,902 and $339,216, respectively)	345,353	340,466
Cash	4,840	7,471
Cash equivalents	35,003	35,000
Interest receivable	779	1,029
Dividends receivable	591	442
Receivable for investments sold	90	—
Prepaid expenses and other assets	520	389

Total assets	$387,176	$384,797

Liabilities
Credit facility payable	$140,900	$143,200
Payable for investments and cash equivalents purchased	39,978	35,000
Distributions payable	1,355	1,355
Management fee payable	866	798
Interest payable	291	277
Administrative services expense payable	34	444
Other liabilities and accrued expenses	213	204

Total liabilities	$183,637	$181,278

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 11,533,315 and 11,533,315 issued and outstanding, respectively	$115	$115
Paid-in capital in excess of par	211,449	211,449
Distributions in excess of net investment income	(3,719)	(3,529)
Accumulated net realized loss	(5,757)	(5,766)
Net unrealized appreciation	1,451	1,250

Total net assets	$203,539	$203,519

Net Asset Value Per Share	$17.65	$17.65

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31, 2015	March 31, 2014
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$5,119	$4,862
Companies 5% to 25% owned	53	57
Dividends:
Companies more than 25% owned	969	817
Other income:
Companies more than 25% owned	2	—

Total investment income	6,143	5,736

EXPENSES:
Management fees	$866	$687
Performance-based incentive fees	157	213
Interest and other credit facility expenses	832	437
Administrative services expense	254	242
Other general and administrative expenses	315	304

Total expenses	2,424	1,883

Performance-based incentive fees waived	(157)	—

Net expenses	2,267	1,883

Net investment income	$3,876	$3,853

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and cash equivalents (companies less than 5% owned)	$9	$(812)
Net change in unrealized gain on investments and cash equivalents	201	947

Net realized and unrealized gain (loss) on investments and cash equivalents	210	135

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$4,086	$3,988

EARNINGS PER SHARE	$0.35	$0.35

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Solar Senior Capital Ltd.

Investor Relations

Richard Pivirotto

(646) 308-8770